                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-3

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Commerce Bancshares, Inc.
      (Exact name of Registrant as specified in its charter)

     Missouri                                43-0889454
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)          Identification No.)

             1000 Walnut, Kansas City, Missouri 64106
                          (816) 234-2000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

J. DANIEL STINNETT, ESQ.           Copies to:
Vice President, Secretary and      DENNIS P. WILBERT, ESQ.
General Counsel                    Blackwell Sanders Matheny
1000 Walnut                        Weary & Lombardi LLP
Kansas City, Missouri 64106        Two Pershing Square
(816) 234-2000                     2300 Main Street, Suite 1100
(Name, address, including zip      Kansas City, Missouri 64108
code, and telephone number,
including area code, of agent
for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment
plans, check the following box.   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                 CALCULATION OF REGISTRATION FEE



Title of                   Proposed   Proposed
each class     Amount      maximum    maximum
of securities  to be       offering   aggregate     Amount of
to be          registered  price per  offering      registration
registered     (1)         unit(2)    price(2)      fee
----------------------------------------------------------------
Common Stock,  197,488     $58.125    $11,478,984   $3,479
$5.00 par
value

(1) All of the shares of Common Stock offered hereby are being sold for the accounts of selling stockholders of the registrant. (See "Selling Stockholders" herein.)
(2) Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low prices reported in the consolidated reporting system on October 13, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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PROSPECTUS
          Subject to completion, dated October 17, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                          197,488 Shares

                    COMMERCE BANCSHARES, INC.

                           Common Stock
                        ($5.00 Par Value)

  The shares of Common Stock offered hereby are being sold for the account of certain Selling Stockholders of Commerce Bancshares, Inc. (the "Company") from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the Selling Stockholders) will be paid by the Company. Such expenses are estimated at $5,979.

  The Common Stock of the Company is traded on the Nasdaq Stock
Market under the symbol "CBSH." On ____________________, the closing sale price of the Common Stock as reported by Nasdaq was $____________.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.



                            Underwriting    Proceeds to
                            Discounts and   Selling Stockholders
      Price to Public (1)   Commissions     (1)(2)
----------------------------------------------------------------
Per
Share  $                    N/A             $
Total  $                    N/A             $


(1) Based on the closing sale price of the Common Stock as listed on the Nasdaq Stock Market on _________________, 1997 of $___________ per share. The shares of Common Stock offered hereby will be sold based on the market price of the Common Stock from time to time.

(2) Before deducting certain brokerage or similar expenses of this offering which may be payable by the Selling
     Stockholders. The Company is paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part, which are estimated to be $5,979.


       The date of this Prospectus is ______________, 1997.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.com.

  The Common Stock of the Company is traded on the Nasdaq Stock
Market. Reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K. Street, N.W.,Washington, D.C. 20006.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 000-02989) pursuant to the Exchange Act are incorporated in this Prospectus by reference:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997.

  (c) The description of the Company's Common Stock set forth in the Form 8-A Registration Statement as filed with the Commission on February 26, 1968, as supplemented by the Form 8-A
Registration Statement as filed with the Commission on August 31, 1988, and as amended by Form 8-A12G/A as filed with the Commission on June 10, 1996.

  All documents filed by the Company pursuant to Section 13(a),13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Mr. Jeffery D. Aberdeen, Controller, Commerce Bancshares, Inc., 1000 Walnut Street, Kansas City, Missouri 64106, telephone number
(816) 234-2000.
                                2

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                           THE COMPANY

     The complete mailing address of the principal executive offices of the Company is 1000 Walnut Street, Kansas City,
Missouri  64106, telephone number (816) 234-2000.

                         USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

                       SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the Selling Stockholders:

                     Number of                         Shares To
                     Shares Owned      Shares To       Be Owned
Name                 Prior to Sale     Be Sold         After Sale
----                 -------------     --------        ----------
BR Corporation           47,060          47,060               0

Donald C. Green,         99,929          99,929               0
Trustee of the
Donald C. Green
Revocable Living
Trust Dated
November 9, 1990

James P. & Eloise K.      3,232           3,232               0
Kelly

Roy D. Martin               146             146               0

Larry O'Malley              146             146               0

Mercy Hospital
Foundation, Inc.            180             180               0

Fred & Tamara Osborn      1,762           1,762               0

David S. Reeder             400             400               0

William H. Reeder and       400             400               0
Karen E. Reeder,
Trustees of the
Gregory F. Reeder Trust

Albert K. Sewell, Jr.       146             146               0

The St. Andrew's School     100             100               0
Foundation

Paul H. and Sharon A.    42,716          42,716               0
Viets

Debra S. Viets*             375             375               0

Jon R. Viets                375             375               0

Kurtis C. Viets             375             375               0

Donald L. Yerkes and        146             146               0
Helen L. Yerkes,
Trustees of the
Donald L. Yerkes
Revocable Living Trust
Dated 7/27/93           _______         _______              ____

            Total       197,488         197,488                0

  *The correct spelling is Deborah S. Viets.

     The shares of the Company's Common Stock owned by the Selling Stockholders were acquired as a result of the 1997 acquisition by the Company's wholly-owned subsidiary CBI-Kansas, Inc., a Kansas corporation, of CNB Bancorp, Inc., a Kansas corporation.

                       PLAN OF DISTRIBUTION

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares will be sold at prices and on terms then available in brokers' transactions, negotiated transactions or otherwise.

     Dealers or brokers participating in such transactions may act as agents for the Selling Stockholders, or may purchase the shares offered hereby from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through transactions or distributions at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders and dealers or brokers who participate in the sale or distribution of such shares may be deemed to be "underwriters" as defined in the Securities Act of 1933. Any distributors' or sellers' commissions paid or allowed to any such participating dealers or brokers, and, if any of such dealers or brokers purchase shares as principal, any distributors' or sellers' commissions or profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                          LEGAL OPINIONS

     The validity of the shares of Common Stock of the Company is being passed upon for the Company by Blackwell Sanders Matheny
Weary & Lombardi LLP, Two Pershing Square, 2300 Main Street,
Kansas City, Missouri 64108.

                             EXPERTS

     The consolidated balance sheets of the Company and subsidiaries as of December 31, 1996 and 1995 and the related statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996 incorporated by reference in the December 31, 1996 annual report on Form 10-K of the Company which are incorporated by reference herein have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the Common Stock being registered.

Securities and Exchange Commission registration fee        $3,479
Edgar and transmission expenses                                 0
Accounting fees and expenses                                1,500
Legal fees and expenses                                     1,000
Miscellaneous                                                   0
                                                           ------
          Total                                            $5,979
                                                           ======

All other expenses in connection with the issuance and sale of the Common Stock being registered will be borne by the Selling
Stockholders.

Item 15.  Indemnification of Directors and Officers.

     Section 351.355 of the Missouri Revised Statutes (1986) allows indemnification of corporate directors and officers by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director or officer.

     Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section
351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

     The Company's bylaws contain a provision entitling officers and directors to be indemnified by the Company from and against any and all of the expenses, liabilities or other matters covered by said provision. The Company has executed a Security Agreement pursuant to which securities with a market value of approximately $10,000,000 have been pledged to an Agent to collateralize the obligations of the Company under this bylaw provision.

Item 16.  Exhibits.

     The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities
Act of 1933, as amended.

     Exhibit
     Number    Description of Exhibit
     -------   ----------------------

     4(a)* Restated Articles of Incorporation, as currently amended, were filed in the quarterly report on Form 10-Q dated August 9, 1996.

     4(b)* Restated By-Laws, as currently amended, were filed in the quarterly report on Form 10-Q dated August
               9, 1996.

     4(c)* Shareholder Rights Plan contained in an Amended and Restated Rights Agreement was filed on Form
               8-A12G/A dated June 7, 1996.

     4(d)*     Form of Rights Certificate and Election to
               Exercise was filed on Form 8-A12G/A dated June 7,
               1996.

     4(e)*     Form of Certificate of Designation of Preferred
               Stock was filed on Form 8-A12G/A dated June 7,
               1996.

     5         Opinion of Blackwell Sanders Matheny Weary &
               Lombardi LLP.

     23(a)     Consent of KPMG Peat Marwick LLP.

     23(b)     Consent of Blackwell Sanders Matheny Weary &
               Lombardi LLP (contained in Exhibit 5).

     24        Powers of Attorney

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section
        10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on October 17, 1997.

                              COMMERCE BANCSHARES, INC.



                              By    /s/ J. Daniel Stinnett
                                    ----------------------
                                    J. Daniel Stinnett
                                    Vice President, Secretary
                                    and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 17, 1997.



                                      *
                                    ---------------------------
                                    A. Bayard Clark
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Financial
                                    Officer)



                                   /s/  Jeffery D. Aberdeen
                                   ------------------------
                                    Jeffery D. Aberdeen
                                    Controller (Principal
                                    Accounting Officer)

David W. Kemper                 )
  Chairman, President and       )
  Chief Executive Officer       )
  (Principal Executive Officer) )
Fred L. Brown                   )   A majority of the
W. Thomas Grant, II             )   Board of Directors*
James B. Hebenstreit            )
Jonathan M. Kemper              )
Mary Ann Krey                   )
Benjamin F. Rassieur, III       )
John H. Robinson, Jr.           )
L.W. Stolzer                    )
Andrew C. Taylor                )
Robert H. West                  )   /s/ J. Daniel Stinnett
                                    ----------------------
                                    J. Daniel Stinnett,
                                    Attorney-in-Fact


* J. Daniel Stinnett, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons designated by an asterisk pursuant to powers of attorney duly executed by such persons.

                          EXHIBIT INDEX

EXHIBIT
NUMBER         Description of Exhibit


4(a)* Restated Articles of Incorporation, as currently amended, were filed in the quarterly report on Form 10-Q dated August 9, 1996.

4(b)* Restated By-Laws, as currently amended, were filed in the quarterly report on Form 10-Q dated August
               9, 1996.

4(c)* Shareholder Rights Plan contained in an Amended and Restated Rights Agreement was filed on Form
               8-A12G/A dated June 7, 1996.

4(d)*          Form of Rights Certificate and Election to
               Exercise was filed on Form 8-A12G/A dated June 7,
               1996.

4(e)*          Form of Certificate of Designation of Preferred
               Stock was filed on Form 8-A12G/A dated June 7,
               1996.

5              Opinion of Blackwell Sanders Matheny Weary &
               Lombardi LLP.

23(a)          Consent of KPMG Peat Marwick LLP.

23(b)          Consent of Blackwell Sanders Matheny Weary &
               Lombardi LLP (contained in Exhibit 5).

24             Powers of Attorney

                                                        Exhibit 5




                         October 17, 1996





Commerce Bancshares, Inc.
1000 Walnut, 18th Floor
Kansas City, MO 64106

Gentlemen:

     We refer to the Registration Statement of Commerce
Bancshares, Inc. (the "Company") on Form S-3 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 197,488 shares of the Company's Common Stock to be sold by certain stockholders of the Company identified in the Registration
Statement as "Selling Stockholders."

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     We are of the opinion that the 197,488 shares offered for sale by the Selling Stockholders have been legally issued and are fully paid and non-assessable.

     We hereby consent to the reference to us under the heading
"Legal Opinions" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                              Very truly yours,


                              /s/ Blackwell Sanders Matheny Weary
                              & Lombardi LLP

                                                    Exhibit 23(a)





                 INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Commerce Bancshares, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Commerce Bancshares, Inc. of our report dated January 31, 1997, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Commerce Bancshares, Inc., and to the reference to our firm under the heading of "Experts" in the related prospectus.



                              /s/ KPMG Peat Marwick LLP

Kansas City, Missouri
October 17, 1997

                                                       Exhibit 24


                        POWER OF ATTORNEY

     We, the undersigned Directors and Officers of Commerce Bancshares, Inc. do hereby name, constitute and appoint J. Daniel Stinnett, Jeff Aberdeen or Bayard Clark, III, our agent and attorney-in-fact, for each of us in our respective behalves as Directors and/or as Officer of Commerce Bancshares, Inc. to sign and execute a Registration Statement on Form S-3, and any amendments thereto, relating to the registration with the Securities and Exchange Commission of shares of common stock of Commerce Bancshares, Inc.

     Executed this 3rd day of October, 1997.


/s/ David W. Kemper
-------------------                --------------------
David W. Kemper                    Giorgio Balzer


/s/ Fred L. Brown                  /s/W. Thomas Grant II
-------------------                ---------------------
Fred L. Brown                      W. Thomas Grant II


/s/ James B. Hebenstreit           /s/Jonathan M. Kemper
------------------------           ---------------------
James B. Hebenstreit               Jonathan M. Kemper


/s/ Mary Ann Krey
------------------------           ---------------------
Mary Ann Krey                      Terry O. Meek


/s/ Benjamin F. Rassieur III       /s/ John H. Robinson, Jr.
----------------------------       ------------------------
Benjamin F. Rassieur III           John H. Robinson, Jr.


                                   /s/ L.W. Stolzer
---------------------              ------------------------
Dolph C. Simons, Jr.               L.W. Stolzer


/s/ Andrew C. Taylor               /s/ Robert H. West
---------------------              ------------------------
Andrew C. Taylor                   Robert H. West


/s/ A. Bayard Clark
---------------------              ------------------------
A. Bayard Clark                    Jeffery D. Aberdeen

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